EXHIBIT 12.2

          UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                        For the Three Months
                                                           Ended March 31,
                                                 -------------------------------
Millions of dollars                                   2005                 2004
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Earnings from continuing operations                  $ 452                $ 276
Provision for income taxes                             248                  182
Minority Interests                                       2                    5
Distributions greater (less) than earnings
   from equity investments                               1                  (10)
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         Earnings subtotal (a)                         703                  453
Fixed charges included in earnings:
   Interest expense                                     33                   33
   Interest portion of rentals (b)                       6                    6
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         Fixed charges subtotal                         39                   39
Earnings from continuing operations
   available before fixed charges                    $ 742                $ 492
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Fixed charges:
   Fixed charges included in earnings                 $ 39                 $ 39
   Capitalized interest                                 15                   16
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         Total fixed charges                          $ 54                 $ 55
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Ratio of earnings from operations
   to fixed charges                                   13.7                  8.9
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(a)  Includes pre-tax impairment of:                     -                    5

     The ratio of earnings, excluding impairment,
       to fixed charges would be:                     13.7                  9.0

(b)  Calculated as one-third of operating
       rental expense.